UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 9, 2023

BRIGHT GREEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-41395	83-4600841
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1033 George Hanosh Boulevard

Grants, NM 87020

(Address of principal executive offices and zip code)

(833) 658-1799

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BGXX	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

The disclosure set forth under Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 9, 2023, Terry Rafih, the Chief Executive Officer and Executive Chairman of the Board of Directors (the “Board”) of Bright Green Corporation, a Delaware corporation (the “Company”), resigned from his position as Chief Executive Officer of the Company in connection with the appointment of Seamus McAuley as Chief Executive Officer, as described below. Mr. Rafih will continue to serve the Company as Executive Chairman of the Board. Mr. Rafih indicated to the Company that he did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. There will be no changes to Mr. Rafih’s compensation as he continues to serve the Company as Executive Chairman of the Board.

Seamus McAuley was appointed Chief Executive Officer of the Company, effective as of February 9, 2023. On February 15, 2023, effective as of February 9, 2023, the Company entered into an Executive Employment Agreement with Mr. McAuley (the “McAuley Agreement”) to serve as the Company’s Chief Executive Officer. The McAuley Agreement provides Mr. McAuley an annual base salary of $300,000, reimbursement for certain expenses, and eligibility to participate in the Company’s benefit plans and executive compensation programs generally. Additionally, upon the achievement of specific milestones, as described in Exhibit A to the McAuley Agreement, Mr. McAuley shall be eligible to receive awards to purchase up to an aggregate of 5,000,000 shares of the Company’s common stock. Each award is subject to and conditioned upon the approval of the Board, which approval shall be granted as each milestone is met. The McAuley Agreement subjects Mr. McAuley to standard restrictive covenants for agreements of its type, including non-competition, non-solicitation, and invention assignment provisions.

From June 2021 to February 2023, Mr. McAuley was the Chief Executive Officer of Alterola Biotech Inc., a UK based pharmaceutical company developing cannabinoid, cannabinoid-like, and non-cannabinoid pharmaceutical active pharmaceutical ingredients (APIs) and targeting European novel food approval of cannabinoid-based, cannabinoid-like and non-cannabinoid ingredients and products. Mr. McAuley has been the Chief Executive Officer of Opes Medical Holdings Ltd. (“OPES”) since founding the company in July 2019. OPES is a consultancy offering strategic executive services for the development of new and innovative medical technologies and in- vitro diagnostics, accessing funding sources and commercial launch of products. Before founding OPES, Mr. McAuley held several senior level sales and commercialization positions. From September 2018 to July 2019, Mr. McAuley was the European Corporate Development Manager for Diploma PLC, an international group of businesses supplying specialized technical products and services to the life sciences sector, where he was responsible for identifying, targeting, assessing and closing company acquisitions in strategically identified geographic zones and market sectors. Prior to that, from July 2011 to July 2019, Mr. McAuley was Sales and Commercial Director (UK & Ireland) for Technopath Distribution Ltd., an international manufacturer and distributor of clinical diagnostic products, where he more than doubled sales. Mr. McAuley earned diplomas in counselling and nursing from the University of Ulster.

The foregoing description of the McAuley Agreement does not purport to be complete and is qualified in its entirety by its full text, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events

On February 9, 2023, the Company issued a press release, a copy of which is filed herewith as Exhibit 99.1, announcing the CEO transition. The information set forth in this Item 8.01 and in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 8.01 and in Exhibit 99.1 shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits.

Exhibit Number	Description
10.1¥	Executive Employment Agreement, dated as of February 9, 2023, by and between Bright Green Corporation. and Seamus McAuley.
99.1	Press release dated February 9, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

¥ Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2023	Bright Green Corporation

	By:	/s/ Seamus McAuley
Seamus McAuley
Chief Executive Officer